Exhibit 23.1

April 10, 2026

CONSENT OF THIRD-PARTY QUALIFIED PERSON

SRK Consulting (Canada), Inc. (“SRK”), in connection with the filing of the Current Report on Form 8-K of United States Antimony Corporation (the “Company” or “USAC”) on April 10, 2026 (the “Form 8 -K”), consents to:

•	the public filing of the technical report summary titled “SEC Technical Report Summary Initial Assessment Fostung Tungsten Project Ontario, Canada”, with an effective date of January 31, 2026 (the “TRS”), that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“SEC”) and filed as an exhibit to the Form 8-K;

•	the incorporation by reference of the TRS attached as an exhibit to the Form 8-K in the Company’s Registration Statements on Form S-3 (File No. 333-290901, 333-290812, 333-284057 and 333-283523) and on Form S-8 (File No. 333-279415) and any amendments thereto (collectively, the “Registration Statements”);

•	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 8-K, the Registration Statements and the TRS; and

•	the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K and the Registration Statements.

SRK is responsible for authoring, and this consent pertains to, the TRS.

/s/ SRK Consulting (Canada), Inc.

Signature of Authorized Person for

SRK Consulting (Canada), Inc.